                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-63082

  Amended Prospectus Supplement No. 212 to the Prospectus dated June 25, 2001 and the Prospectus Supplement dated June 25, 2001.

                                   $2,025,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

                            ------------------------

The note being purchased has the following terms:

PRINCIPAL AMOUNT: $2,025,000

STATED MATURITY: December 26, 2003

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: December 27, 2001

ORIGINAL ISSUE PRICE: 100%

NET PROCEEDS TO GOLDMAN SACHS: 100%

ORIGINAL ISSUE DISCOUNT NOTE: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTE:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: not applicable

    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: yes

    - annual rate: 2.46%
    - interest payment date: December 26, 2003
    - regular record date: Interest will be paid to the holder entitled to receive the principal of the note

IF INTEREST RATE IS FLOATING: NOT APPLICABLE

    - base rate:

      - commercial paper rate:
      - prime rate:
      - LIBOR:
         - Telerate LIBOR page:
         - Reuters screen LIBOR page:
         - index currency: U.S. dollars
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Telerate page 7051:
        - Telerate page 7052 (weekly/monthly):
        - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity:
    - spread:
    - spread multiplier:
    - initial base rate:
    - maximum rate:
    - minimum rate:
    - interest reset dates:
    - interest payment dates:
    - calculation agent: The Bank of New York

DEFEASANCE APPLIES AS FOLLOWS: applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

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     The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the note. If the note is sold in a market-making transaction after its initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated June 25, 2001 and prospectus supplement dated June 25, 2001 for additional information about the note being purchased.



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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.


                              GOLDMAN, SACHS & CO.
                            ------------------------

                 Prospectus Supplement dated December 24, 2001.